NEWSRELEASE
FOR IMMEDIATE RELEASE
September 29, 2009

Contacts:
Analysts Jay Gould Jim Graham	(614) 480-4060 (614) 480-3878	Media Maureen Brown	(614) 480-5512

HUNTINGTON BANCSHARES APPOINTS DANIEL J. NEUMEYER
CHIEF CREDIT OFFICER

Neumeyer Has More Than 25 Years of Experience in Credit Risk
Management and Loan Portfolio Administration

Columbus, OHIO – Daniel J. Neumeyer has been named executive vice president, chief credit officer for Huntington Bank. Neumeyer has broad experience in controlling loan portfolio risks by establishing sound credit policies and executing well-run credit training programs. In his new role, Neumeyer will be a member of Huntington’s leadership team. Huntington’s credit administration, credit policy, and credit approval areas will report to him. His appointment is effective Oct. 5, 2009.

“Dan has the expertise to effectively manage and successfully grow Huntington’s loan portfolio,” said Steve Steinour, chairman, president and chief executive officer of Huntington. “He has extensive credit and commercial banking experience with middle market companies and small businesses. He also has experience in commercial credit training that will enhance our existing programs. Additionally, he brings a demonstrated expertise in portfolio management. With his proven track record of performance, he will further strengthen the credit culture at Huntington. We are very pleased that Dan is joining our leadership team. ”

Most recently, Neumeyer was chief credit officer for Comerica Bank, where he was responsible for credit approval and portfolio administration for the Texas Market. He also was responsible for the corporation’s credit policy and its credit training program.

Neumeyer began his career at Comerica and its predecessors in 1983 and rose through the ranks. He has served as division credit administration officer for large corporate and international; division credit administration officer for middle market; and group manager for the North Oakland loan group in Auburn Hills, Mich., for middle market.

“I eagerly look forward to joining Huntington and contributing to its future success,” said Neumeyer. “I am very impressed with the leadership and vision of the organization. I believe they are poised to capitalize on the many opportunities that lie ahead.”

Active in the community, Neumeyer was Comerica’s United Way leadership giving chair in 2009. He also is a trustee of the Munderloh Foundation and was chosen by Leadership Dallas to be a part of its 2009-2010 class.

A graduate of Michigan State University with a bachelor’s in finance, Neumeyer also completed the Stonier Graduate School of Banking.

About Huntington

Huntington Bancshares Incorporated is a $51 billion regional bank holding company headquartered in Columbus, Ohio. Huntington has more than 143 years of serving the financial needs of its customers. Through our subsidiaries, including our banking subsidiary, The Huntington National Bank, we provide full-service commercial and consumer banking services, mortgage banking services, equipment leasing, investment management, trust services, brokerage services, customized insurance service program, and other financial products and services. Our over 600 banking offices are located in Indiana, Kentucky, Michigan, Ohio, Pennsylvania, and West Virginia. Huntington also offers retail and commercial financial services online at huntington.com; through its technologically advanced, 24-hour telephone bank; and through its network of almost 1,400 ATMs. The Auto Finance and Dealer Services group offers automobile loans to consumers and commercial loans to automobile dealers within our six-state banking franchise area. Selected financial service activities are also conducted in other states including: Private Financial Group offices in Florida; and Mortgage Banking offices in Maryland and New Jersey. International banking services are available through the headquarters office in Columbus and a limited purpose office located in both the Cayman Islands and Hong Kong.